EXHIBIT 2.2

FIRST AMENDMENT

TO

AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “First Amendment”) is entered into as of June 27, 2007 (the “Effective Date”), by and among M-Wave, Inc., a Delaware corporation (“Parent”), Ocean Merger Sub, Inc., a Delaware corporation (“Merger Sub”), SunFuels, Inc., a Colorado corporation (the “Company”), and Blue Sun Biodiesel LLC, a Colorado limited liability company (“Blue Sun”).

PRELIMINARY STATEMENTS:

(1) WHEREAS, Parent, Merger Sub, the Company and Blue Sun entered into that certain Agreement and Plan of Merger, dated as of January 26, 2007 (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement;

(2) WHEREAS, Parent, Merger Sub, the Company and Blue Sun agree to amend the Agreement to extend the deadlines set forth in Section 11 of the Agreement for consummation of the Mergers; and

(3) WHEREAS, the Board of Directors of each of Parent, the Company, and Merger Sub and the Board of Managers of Blue Sun have approved this First Amendment pursuant to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Amendments to Agreement. The Agreement is hereby amended as follows:

(a) By deleting the date “June 30, 2007” from Section 11.1(b) of the Agreement and replacing it with “December 31, 2007”.

(b) By deleting the date “June 30, 2007” from Section 11.1(f) of the Agreement and replacing it with “December 31, 2007”.

(c) By deleting the date “June 30, 2007” from 11.1(h) of the Agreement and replacing it with “December 31, 2007”.

2. Reference to and Effect on the Agreement.

(a) On and after the Effective Date, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the

Agreement shall mean and be a reference to the Agreement as amended by this First Amendment.

(b) Except to the extent specifically amended hereby, all of the terms of the Agreement shall remain unchanged and in full force and effect.

(c) The execution, delivery and effectiveness of this First Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party under the Agreement or constitute a waiver of, or a consent to departure from, any of the terms and conditions of the Agreement, nor obligate any party to similar amendments in the future.

3. Execution in Counterparts. This First Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this First Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this First Amendment.

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IN WITNESS WHEREOF, the undersigned have caused this First Amendment to be executed by their respective officers thereunto duly authorized, as of the date above written.

M-WAVE INC., a Delaware corporation

By:	/S/ JIM MAYER

Name:	Jim Mayer
Title:	Interim CEO

OCEAN MERGER SUB, INC., a Delaware corporation

By:	/S/ JIM MAYER

Name:	Jim Mayer
Title:	President

SUNFUELS, INC., a Colorado corporation

By:	/S/ JEFFREY R. PROBST
Name:	Jeffrey R. Probst
Title:	President

BLUE SUN BIODIESEL, LLC a Colorado limited liability company

By:	/S/ JEFFREY R. PROBST
Name:	Jeffrey R. Probst
Title:	Manager